Exhibit 12.1



                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                          2003        2002      2001       2000      1999
(Loss)/Income Before Income Taxes                       $    (46)    $2,563    $2,523     $3,188    $2,795
Add Fixed Charges:
     Interest Expense                                         81         28        40         44        29
     One-third of Rental Expense                              30         27        24         24        22

Capitalized Interest                                          11         24        25         20        12
                                                        ---------        --  ---------        --  ---------
Total Fixed Charges                                          122         79        89         88        63
Less: Capitalized Interest                                    11         24        25         20        12

Add: Amortization of Capitalized Interest                      9          8         7          7         7
                                                               -        ---         -        ---         -
Earnings Before Income Taxes and Fixed Charges (other
   than Capitalized Interest)                           $     74     $2,626    $2,594     $3,263    $2,853
                                                        ========     ======    ======     ======    ======

Ratio of Earnings to Fixed Charges                           0.6*       33.2      29.1       37.1      45.3


*For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $48 million.

"Earnings" consist of income before income taxes and fixed charges (other than capitalized interest). "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.